Exhibit 10.1

ADELPHIA COMMUNICATIONS CORPORATION
KEY EMPLOYEE CONTINUITY PROGRAM

1.                                      APPLICABILITY

The Adelphia Communications Corporation Key Employee Continuity Program (the “Program”) applies to those eligible employees of Adelphia Communications Corporation, a Delaware corporation (the “Company”) and those of its affiliates that are debtors and debtors in possession under chapter 11 of title 11 of the United States Code whose cases (collectively, the “Chapter 11 Case”) are jointly administered under case number 02-41729 (REG) (each, a “Debtor”, and collectively, the “Debtors” or “Adelphia”), and who are selected to participate in accordance with Section 3 of this Program.

2.                                      PURPOSE AND EFFECTIVE DATE

(a)                                  The purpose of this Program is to encourage “Participants” (as defined in Section 3) to continue their employment with the Debtors during the period of the Chapter 11 Case by establishing a program governing the circumstances under which a Participant will be eligible to receive a stay bonus (the “Bonus”, and collectively, the “Bonuses”) in connection with the Participant’s continued employment through the “Payment Date” (as defined below).

(b)                                 The Program is adopted and effective as of September 21, 2004 (the “Effective Date”), in accordance with an order issued by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), such court having jurisdiction over the Chapter 11 Case.

3.                                      ELIGIBILITY AND AMOUNT OF BONUSES

Those employees of the Debtors who have received written notice from the “Program Administrator” (as defined below) that they have been selected for coverage under the Program shall be eligible to participate in the Program (each a “Participant”).  Such notice shall set forth the amount of each Participant’s Bonus and shall be distributed as soon as practicable following the Effective Date.  The date of such notice shall be referred to as the “Participation Date.”

4.                                      PAYMENT OF BONUS

(a)                                  Subject to Section 5 below, unless otherwise agreed between the Company and a Participant, the Bonuses shall be payable in one lump sum payment, on the payroll date immediately following the nine (9) month anniversary of the Participation Date (the “Payment Date”); provided, the Participant is employed by a Debtor (or such Debtor’s successor) on the Payment Date; and

(b)                                 Subject to Section 5 below, any Bonus amounts that become payable following either (i) the Emergence Date or (ii) a Change in Control, shall not be affected by such event and shall remain payable in accordance with this Section 4 of the Program.

5.                                      TERMINATION OF EMPLOYMENT

(a)                                  Notwithstanding anything contained herein to the contrary, in the event a Participant’s employment is terminated for one of the following reasons: (i) at any time from the Participation Date through the Payment Date, as a result of death or “Disability” (as defined in the Company’s long term disability insurance plan), (ii) at any time from the Participation Date through the Payment Date, by a Debtor (or such Debtor’s successor in the event of a Change in Control) without “Cause” (as defined below), or (iii) following a Change in Control but prior to or on the Payment Date, by the Participant for “Good Reason” (as defined below), such Participant (or his/her beneficiary in the event of death) shall be entitled to receive his/her Bonus if the Chief Executive Officer of the Company (“CEO”), in his sole discretion, determines that such Participant is entitled to receive such amounts.

(b)                                 In the event a Participant voluntarily terminates employment with a Debtor, or his/her employment is terminated for any reason other than the reasons set forth in Section 5(a) above, prior to the Payment Date, such Participant shall be ineligible to receive his/her Bonus or any other benefit under this Program.

(c)                                  Notwithstanding anything contained herein to the contrary, a Participant may be required to execute an agreement releasing any and all claims the Participant may have against, among others, the Debtors or their current or former shareholders, officers, employees or directors, each of the foregoing in their capacity as such, (the “Release”) and any applicable revocation period set forth in the Release must have expired, before he/she will receive payment of his/her Bonus.

(d)                                 Notwithstanding anything contained herein to the contrary, the obligation of the Debtors to a Participant to make any payments under this Program shall cease and the Participant agrees to pay to the Debtors, upon written demand of the Company, in a single cash, lump sum, the net after-tax amounts received under this Program, if either of the following occur: (i) the Participant breaches any restrictive covenant that he/she is bound to pursuant to any agreement with one or more of the Debtors, or an employee benefit plan of one or more of the Debtors, or (ii) the Participant discloses his/her status as a Participant in, or right to receive a benefit under, this Program, or any of the terms and conditions of the Program, unless legally required to disclose such information, to any person other than his/her spouse and/or attorney, provided such spouse and attorney shall also be bound by this confidentiality requirement.

6.                                       DEFINITIONS.  For purposes of this Program, the following definitions shall apply:

(a)                                  “Bankruptcy Plan” shall mean the plan or plans of reorganization involving the Company in connection with its Chapter 11 Case.

(b)                                 “Board” shall mean the board of directors of the Company.

(c)                                  “Cause” shall have the meaning set forth in any employment agreement a Participant has entered into with a Debtor; provided, however, that if a Participant is not party to such an employment agreement, “Cause” shall mean: (i) a Participant’s refusal or repeated failure to perform the duties assigned to him or her; (ii) any act by the Participant that has the effect of injuring the reputation or business of the Debtor for which the Participant is employed;

(iii) the conviction by the employee of a felony; (iv) any violation by the Participant of the rules, regulations or policies of the Debtor for which the Participant is employed; (v) theft by the Participant; or (vi) commission by the Participant of an act of gross misconduct, fraud or embezzlement.

(d)                                 “Change in Control” shall mean the occurrence of any of the following events, whether on, before or following the Emergence Date, in each case pursuant to the terms of a definitive written agreement with one or more of the Debtors entered into on or prior to the Emergence Date:

(i)                                     Consummation of an acquisition on or after the Emergence Date by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company issued pursuant to the Bankruptcy Plan (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company issued pursuant to the Bankruptcy Plan entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); or

(ii)                                  Consummation of a merger, consolidation or similar corporate transaction involving the Company or all or substantially all of its subsidiaries or a sale or other disposition of all or substantially all of the consolidated assets of the Company or all or substantially all of its subsidiaries in one or more transactions (each, a “Business Combination”); provided, however, a Business Combination shall not constitute a Change in Control if all of the following conditions are met:  (A) the beneficial owners of the Outstanding Company Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iii)                               Consummation of a sale or other disposition to a Person that is not an affiliate of the Company of a “strategic cluster”, a specific division or business unit of the Company or other Debtor for which a Participant primarily performs his/her services that is not described in clause (ii) of this Section 6(d); provided, that “strategic cluster” shall mean the cable systems operated by the Company or other Debtors in the following geographic locations: (I) Northern New England/Eastern New York, (II) Cleveland/Greater Ohio Valley, (III) Florida/Southeast, (IV) California/Western, (V) Virginia/Maryland/Colorado Springs/Kentucky, (VI) Pennsylvania, and (VII) Western New York/Connecticut; provided, further, that no Change in Control shall be deemed to have occurred for purposes of this Program unless the Participant eligible to receive a Bonus has primarily performed his/her services for the strategic cluster, specific division or business unit that was involved in such sale or other disposition, as determined by the Program Administrator.

(e)                                  “Emergence Date” shall mean the date on which the Bankruptcy Plan becomes effective in accordance with its terms.

(f)                                    “Good Reason” shall have the meaning set forth in any employment agreement a Participant has entered into with a Debtor; provided, however, that if a Participant is not party to such an employment agreement, “Good Reason” shall mean the occurrence of any of the following events, without the Participant’s express written consent:

(i)                                  there is a material reduction in Participant’s base salary or target incentive bonus;

(ii)                               there is a diminution of the Participant’s duties;

(iii)                            the Participant is demoted or removed from the position held at the time such grant was made; or,

(iv)                           the Participant is relocated to a principal place of employment that is further from his/her principal place of residence than the greater of (A) 50 miles or (B) the distance between his/her principal place of residence and his/her principal place of employment as of the Participation Date.

7.                                      GENERAL PROVISIONS

(a)                                  Payments under this Program shall not constitute wages and shall be paid by one or more of the Debtors from the general assets of the Debtors; provided that no director, officer, agent or employee of the Debtors shall be personally liable in the event the Debtors are unable to make any payments under this Program due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent.  Notwithstanding anything in this Program to the contrary, any payments to be made hereunder shall only be made as and to the extent the Debtors have adequate funding therefor.

(b)                                 Payments under this Program are subject to Federal, state and local income tax withholding and all other applicable Federal, state and local taxes.  The Debtors shall withhold, or cause to be withheld, from any payments made hereunder all applicable Federal, state and local withholding taxes and may require the employee to file any certificate or other form in connection therewith.

(c)                                  Nothing contained herein shall give any Participant the right to be retained in the employment of any Debtor, or any successor, or affect the right of the Debtors to dismiss any Participant at will.

(d)                                 This Program is not a term or condition of any individual’s employment and no Participant shall have any legal right to payments hereunder except to the extent all conditions relating to the receipt of such payments have been satisfied in accordance with the terms of this Program as set forth herein.

(e)                                  Nothing contained herein shall give any Participant any right to any employee benefit upon termination of employment with any Debtor, except as specifically provided herein, required by law or provided by the terms of another employee benefit plan document relating to the treatment of former employees generally.

(f)                                    No person having a benefit under this Program may assign, transfer or in any other way alienate the benefit, nor shall any benefit under this Program be subject to garnishment, attachment, execution or levy of any kind.

(g)                                 Except as determined by the Plan Administrator in its sole discretion and except with respect to benefits provided under the Adelphia Communications Corporation Sale Bonus Program, effective as of September 21, 2004, receipt of all benefits under this Program by any Participant shall be (i) in lieu of all other retention payments of any kind whatsoever due to such Participant under any other plan or agreement of one or more of the Debtors, including, without limitation, any benefits payable under any employment agreement between one or more of the Debtors and the Participant that are specifically identified as a retention or stay bonus, and (ii) deemed a waiver of a Participant’s rights with respect to any and all such payments.

8.                                      ADMINISTRATION

(a)                                  The Program shall be administered by the CEO.  In the event the CEO’s employment with the Company terminates, the Compensation Committee of the Board shall administer the Program.  The term “Program Administrator” shall refer to the CEO, except as described in the preceding sentence, in which case the “Program Administrator” shall refer to the Compensation Committee of the Board or its designee (the “Compensation Committee”).  For purposes hereof, the CEO, subject to review and approval by the Compensation Committee, is authorized to establish the Bonus amounts each Participant will have the opportunity to earn hereunder, subject to any aggregate amounts available under the Program.  The CEO may designate the employees to be covered under the Program upon, and following, the Effective Date.  In the event a Participant’s employment has terminated, the CEO may add or substitute Participants to the Program or reallocate the amount of the Bonus forfeited by a Participant whose employment has terminated.

(b)                                 There is no requirement that the amount of any award for any eligible employee be uniform as to particular individuals or as to one or more classes of eligible employees or Participants.

(c)                                  Subject to the express provisions of this Program, the Program Administrator shall have sole authority to interpret the Program (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Program.  In addition, the determination of whether any conduct, action or failure to act on the part of any Participant constitutes Cause, shall be made by the Program Administrator in its sole discretion.  All determinations and interpretations of the Program Administrator shall be final, binding and conclusive as to all persons.

(d)                                 Neither the Program Administrator nor any employee, officer, agent, or director of any of the Debtors shall be personally liable by reason of any action taken with respect to the Program for any mistake of judgment made in good faith, and one or more of the Debtors shall indemnify and hold harmless each employee, officer or director of the Debtors, including the Program Administrator, to whom any duty or power relating to the administration or interpretation of the Program may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Program unless arising out of such person’s own fraud, bad faith or gross negligence.

9.                                      APPLICABLE LAW

This Program and all action taken under it shall be governed as to validity, construction, interpretation and administration by the laws of the State of Colorado and applicable Federal law.

10.                               AMENDMENT OR TERMINATION

The Board may amend, suspend or terminate the Program or any portion thereof at any time; provided, however, that unless the written consent of a Participant is obtained, no such amendment or termination shall materially and adversely affect the rights of such Participant.  During the pendency of the Chapter 11 Case, no amendment or modification of the Program that materially increases the cost of the Program to the Debtors shall be adopted without formal authorization from the Board and thereafter, the Bankruptcy Court, upon notice.

IN WITNESS WHEREOF, the Company has caused the Program to be implemented following Bankruptcy Court approval.

ADELPHIA COMMUNICATIONS CORPORATION

By:

[Adelphia Logo]

William T. Schleyer
Chairman and CEO

Date

Dear ________________:

I am pleased to advise you that the Board of Directors of Adelphia Communications Corporation and the United States Bankruptcy Court for the Southern District of New York have approved the implementation of the Adelphia Communications Corporation Key Employee Continuity Program (the “Program”) and that you have been selected for coverage under this Program.  In accordance with the provisions of the Program, this letter will serve as a written notice of your selection as a Participant.

The purpose of the Program is to encourage you to continue your employment with Adelphia (as defined in the Program) during the period of the Chapter 11 Case (as defined in the Program).  By adoption of this Program, Adelphia wishes to provide you with a bonus (the “Bonus”) if you remain employed by Adelphia (or a successor) through ______, 2005.

Except in the case of certain termination events provided in Section 5 of the Program, you are eligible for a total Bonus under the Program equal to $________, provided you are employed by Adelphia (or a successor) on _______, 2005.  Please carefully review the Program’s provisions regarding termination of employment as set forth in Section 5(a) of the Program.

Your participation under the Program is contingent upon satisfactory performance and you agreeing to be bound by the terms and conditions of the attached Program document.  Please read this document carefully, including the confidentiality provisions contained in Section 5(d).  If you wish to be covered by this Program, please sign and date this letter and return it to Jerry Rybin at 5619 DTC Parkway, Greenwood Village, CO 80111, no later than ___________.

By signing this letter, you acknowledge receipt of a copy of the Program and understand and agree that your employment with Adelphia will continue to be “at-will,” that either you or Adelphia may terminate your employment relationship with Adelphia at any time, and that nothing in the Program is intended to imply or create any guarantee of employment between you and Adelphia.

Sincerely,

William Schleyer
Chairman and Chief Executive Officer